Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated December 4, 2017 relating to the financial statements of UC Asset LP for the period from February 1, 2016 (“Inception”) to December 31, 2016.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

March 26, 2018